Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Nuveen Municipal Credit Opportunities Fund:

We consent to the use of our report dated December 28, 2020, with respect to the financial statements and financial highlights of Nuveen Municipal Credit Opportunities Fund, as of October 31, 2020, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Base Prospectus and Prospectus Supplement and “Independent Registered Public Accounting Firm” in the Statement of Additional Information filed on Form N-2.

/s/ KPMG LLP

Chicago, Illinois

March 24, 2021